EXHIBIT 10.01

AGREEMENT AND RELEASE

1.	This Agreement and Release (“Agreement”) is given by Raj Singh to Virage Logic Corporation (the “Company”), and its parents, subsidiaries, affiliated and related companies, and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, predecessors, successors and assigns (collectively referred to herein as the “Releases”).

2.	I understand and agree that my last day of employment will be February 24, 2005 (the “Termination Date”), and that my employment is terminating on that date due to my voluntary resignation. In consideration the Company will provide for:

a.	On the Effective Date (as defined below), the Company will accelerate the vesting of any stock options that I have received from the Company that have an exercise price less than the closing sales price for the Company’s Common Stock on the Effective Date (such closing sales price, the “Closing Price,” and such accelerated options, the “Accelerated Options”), such that the unvested portion of the Accelerated Options will be immediately vested and exercisable as of the Termination Date. In the event that the Effective Date is not a trading day for the Nasdaq National Market System, the Closing Price shall be the closing sales price on the next trading day immediately following the Effective Date

b.	To the extent provided by the federal COBRA law and by the Company’s current group health insurance policies, I will be eligible to continue my group health insurance benefits at my own expense after the Termination Date. Later, I may be able to convert to an individual policy at my own expense, if I wish. If I timely elect continued coverage under COBRA, as part of this Agreement, the Company will pay the premiums necessary to continue my current health care coverage for up to 18 months; provided, however, that this payment obligation will cease if I become eligible for comparable benefits under another employer’s medical benefit plan.

     The Company’s commitments in this paragraph are collectively referred to as the “Separation Package.”

3.	I understand and agree that the Separation Package provided to me is in excess of any earned wages, accrued PTO hours, commissions, bonuses, or any other amounts due and owing to me by the Company and is good and valuable consideration in excess of and in addition to what I am already entitled to receive from the Company. I acknowledge that, except with regard to any Booking and Shipping Sales commissions that have accrued or may accrue and be payable to me pursuant to the leave of absence provisions of the FY 2005 Virage Logic Sales Compensation Plan for the period beginning February 3, 2005 and ending March 5, 2005 (such commissions, if any, the “Leave Commissions”), I am entitled to receive no additional compensation, wages, stock, options, commissions, money, benefits, or bonuses other than those described herein, and that all earned wages and accrued but unused PTO will be paid to me no later than my last day of employment.

4.	In exchange for the above, and in consideration of the Separation Package, I hereby release, acquit, and forever discharge Releases from any and all claims, liabilities, release, acquit, and forever discharge Releases from any and all claims, liabilities,

Raj Singh
Agreement and Release

demands, causes of action, costs, expenses, attorneys fees, damages, and obligations of every kind and nature, whether statutory or other, of any jurisdiction, foreign or domestic, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way related to agreements, acts or conduct occurring at any time prior to the date I sign this Agreement. I understand that this release includes, but is not limited to, all claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, and claims and demands related to salary, bonuses, commissions (except with regard to the Leave Commissions), severance, stock, stock options, PTO, fringe benefits or expense reimbursements, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, and false imprisonment. I also understand that I am releasing any and all rights and claims arising from any federal, state or local laws or statutes, including but not limited to any claim for discrimination, harassment or retaliation based on sex, age, race, religion, national origin, disability or on any other basis under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Fair Labor Standards Act, the California Labor Code, the California Family Rights Act, the Equal Pay Act, the Occupational Safety and Health Act, and the California Occupational Safety and Health Act.

5.	I specifically understand that the federal Age Discrimination in Employment Act prohibits employment discrimination based on age, and that I have the right to file a claim of age discrimination with the Equal Employment Opportunity Commission. This understanding notwithstanding, I hereby specifically release Releasees from any claims of employment discrimination based on age arising up to and including the date of the execution of this Agreement. I further acknowledge that the consideration given for the waiver and release provided in this Agreement is in addition to anything of value to which I am already entitled. I also acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release does not apply to any rights or claims that may arise after the date I sign this Agreement; (b) that the Act requires that I be advised to consult with an attorney prior to executing this Agreement; (c) that I have twenty-one (21) days to consider this Agreement, which includes any proposed revisions or modifications to it; (d) that I have seven (7) days following the execution of this Agreement to revoke it; and (e) that this Agreement shall not be effective until the Effective Date. I acknowledge that I have been provided with the opportunity to consult with counsel.

6.	I understand and agree that if I choose not to use the full twenty-one (21) days the

Raj Singh
Agreement and Release

Company has provided to consider and review this Agreement, that I do so knowingly and voluntarily, and I waive any claim that I was not given the entire twenty-one (21) days or did not use the entire period of time to consider this Agreement or consult with an attorney.

7.	I will immediately withdraw any pending claims, complaints, or administrative charges I have made against Releasees and will authorize any administrative agency to dismiss those charges. I will not file or assist in the filing of any administrative charges, complaints, or claims against Releasees. In the event any charge is filed and/or is not withdrawn, I agree that I will be entitled to no monetary compensation as a result of the outcome of any such charge or related lawsuit.

8.	I understand that this release fully and finally extinguishes and discharges all claims whether known to me or not as provided by California Civil Code section 1542. This statute provides that unless I specifically agree to release claims I do not know about, they are not released by a general release. (“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”) By this agreement, I agree to waive that right and affirm my intention to release not only claims known to me, but also those unknown to me which arose or may arise out of any matter described in paragraph 5 above, including but not limited to my employment or its termination, and I hereby do release all such known and unknown claims.

9.	I agree to make a same day exercise and sale on Nasdaq National Market System trading day immediately following the Effective Date of all the Virage Logic Corp common shares available upon exercise of all stock options currently vested or the Accelerated Options. The proceeds of this exercise and sale, after all statutorily required withholding, will be retained by the Company and applied toward the repayment of the outstanding aggregate principal and accrued and unpaid interest owing under the Promissory Note dated March 12, 2002 issued by me to the Company in the initial principal amount of $200,000, as may have been amended from time to time (the “Note”). I agree that as of February 24, 2005, the outstanding aggregate principal value and accrued and unpaid interest owing on the Note is $237,710.35. I agree that interest shall continue to accrue and I shall remain liable as to any unpaid portion of the Note pursuant to the terms and conditions of the Note.

10.	I agree to return, on or before the Termination Date, all Company property, including but not limited to company credit or charge cards, pagers, personal computers and related equipment, identification badges, and keys.

Raj Singh
Agreement and Release

11.	I hereby acknowledge and agree to abide by my continuing obligations under my Employee Invention and Confidential Information Agreement, a copy of which is attached hereto as Exhibit A.

12.	I understand and agree to keep this Agreement confidential and not to disclose it to anyone except, if I choose, to an attorney or tax advisor to advise me about it.

13.	The Company and I agree that this Agreement does not constitute an admission of wrongdoing or liability on the part of the Company or Releasees.

14.	In the event that any provision hereof becomes or is declared to be illegal, unenforceable or void, this Agreement shall continue in full force and effect and the offending provision shall be modified only to the extent necessary to render it enforceable.

15.	This Agreement and the Confidential Information and Invention Assignment Agreement contain the entire agreement between the parties with respect to the matters referenced herein. Any modification must be in writing and signed by an Officer of the Company and me.

16.	This Agreement shall not become enforceable or effective until seven (7) calendar days following my execution of the Agreement (the “Effective Date”). If I choose to revoke this Agreement, I must ensure the revocation is delivered to the attention of Richard Butts, Vice President, Human Resources, at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, CA 94538, no later than midnight on the seventh day following execution. If I do revoke this Agreement, I understand and agree that I am not entitled to receive the Separation Package set forth above.

[Signature Page Follows]

Raj Singh
Agreement and Release

I declare that I have read and understood this Agreement and realize that it deals with my legal rights. I understand that I may consult with an attorney. I have been given adequate opportunity to review this Agreement. I acknowledge that I am signing this Agreement knowingly, willingly and voluntarily in exchange for the Separation Package described herein.

/s/  Raj Singh

Raj Singh

Date: February 24, 2005

Raj Singh
Agreement and Release

EXHIBIT A

EMPLOYEE INVENTION AND CONFIDENTIAL INFORMATION AGREEMENT